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                                                                 EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT

           BETWEEN CHANCELLOR MEDIA CORPORATION AND SCOTT K. GINSBURG

                 This Employment Agreement ("Agreement") is made and entered into on September 4, 1997, effective as of the closing date of the Merger (the "Effective Date"), between Evergreen Media Corporation, a Delaware corporation ("Evergreen," but to be known, following the Merger, as Chancellor Media Corporation and referred to herein, both before and after the Merger, as the "Company"), Evergreen Media Corporation of Los Angeles, a Delaware corporation (to be known, following the Merger, as Chancellor Media Corporation of Los Angeles and referred to herein, both before and after the Merger, as "Los Angeles") and Scott K. Ginsburg (the "Executive"), residing at 17340 Club Hill Drive, Dallas Texas 75248.

                                  WITNESSETH:

                 WHEREAS, Evergreen and the Executive are parties to an existing Employment Agreement effective January 1, 1996;

                 WHEREAS, in connection with the merger of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company (collectively "Chancellor") with and into subsidiaries of Evergreen and Evergreen's subsequent change of name to Chancellor Media Corporation (collectively, the "Merger") and a Memorandum of Agreement between the Company and the Executive dated February 19, 1997, the Company and the Executive desire to amend and restate the existing Employment Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

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1.       DEFINITIONS

                 The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

                 "Annual Bonus" shall mean the annual incentive bonus payable to the Executive described in Section 4.

                 "Base Salary" shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

                 "Board" shall mean the Board of Directors of the Company.

                 "Broadcast Cash Flow" for any accounting period shall mean station operating income for such accounting period for the stations owned or operated by the Company as of the last day of such accounting period on a consolidated basis excluding depreciation, amortization and corporate, general and administrative expenses, calculated in a manner consistent with the presentation of "broadcast cash flow" in the Company's periodic reports filed with the Securities Exchange Commission.

                 "Broadcast Cash Flow Target" for any accounting period shall mean the product of (i) the station operating income for the corresponding accounting period falling twelve months earlier on a consolidated basis excluding depreciation, amortization and corporate, general and administrative expenses, calculated in a manner consistent with the presentation of "broadcast cash flow" in the Company's periodic reports filed with the Securities Exchange Commission, with respect to the stations owned or operated by the Company as of the last day of the accounting period for which the Broadcast Cash Flow Target is calculated, and (ii) the ratio of the Consumer Price Index for the last month of such accounting period to the Consumer Price Index for the last month of such twelve month earlier accounting period.

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                 "Budgeted Cash Flow" for any accounting period shall mean the amount designated by the Compensation Committee as the Company's budgeted Broadcast Cash Flow for such period.

                 "Budgeted Cash Flow Bonus" shall be as defined in Section 2(b)(i).

                 "Cash Flow Ratio" shall be as defined in Section 2(b)(i).

                 "Cause" shall mean the Executive's (a) habitual neglect of his material duties or failure to perform his material obligations under this Agreement, (b) refusal or failure to follow lawful directives of Board, (c) commission of an act of fraud, theft or embezzlement, or (d) conviction of a felony or other crime involving moral turpitude; provided, however, that the Company shall give the Executive written notice of any actions alleged to constitute Cause under subsections (a) and (b) above, and the Executive shall have a reasonable opportunity (as specified by the Compensation Committee) to cure any such alleged Cause.

                 "Change in Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in





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the election of directors, managers or trustees of the entity surviving such merger of consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) that the majority of the Board is composed of members who (i) have served less than twelve months and (ii) were not approved by a majority of the Board at the time of their election or appointment.

                 "Change in Operations" shall mean a change in the business operating strategies of the Company (e.g. material cost controls or other material restrictions on the Company's ability to increase its gross revenues) which are imposed upon the Executive without his consent, and, in his reasonable judgement, are fundamentally different from the business operating strategies in effect at Evergreen Media Corporation during the five year period preceding the Effective Date. Any dispute as to whether a Change of Operations has occurred shall be resolved pursuant to Section 15.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Common Stock" shall mean $0.01 par value common stock of the Company.

                 "Compensation Committee" shall mean the Compensation Committee of the Board.

                 "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84=100) for all cities as reported by the United States Bureau of Labor Statistics.

                 "Contract Year" shall mean each twelve consecutive month period during the Employment Term which begins on the Effective Date or an anniversary thereof.

                 "Employment Term" shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

                 "Excise Tax" shall mean the taxes imposed by Code Section
4999.





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                 "Good Reason" shall mean (a) the Company's material breach of any provision hereof, (b) any adverse change in the Executive's job responsibilities, duties, functions, reporting relationships, status, offices, title, perquisites or support staff, (c) relocation of the Executive's regular work address without his consent, (d) a Change in Operations; (e) the Executive's failure, at any time, to be permitted to serve as a member of the Board or (f) a Change in Control, provided, however, that the Executive shall give the Company written notice of any actions (other than those set out in subsections (e) or (f) above) alleged to constitute Good Reason and the Company shall have a reasonable opportunity to cure any such alleged Good Reason.

                 "Initial Termination Date" shall be as defined in Section
2(a).

                 "Option Agreement" shall mean the agreement between the Executive and the Company pursuant to which any Option is granted to the Executive.

                 "Option Plan" shall mean the Company's 1995 Non-Qualified Stock Option Plan, as amended from time to time, and any successor thereto.

                 "Options" shall mean the non-qualified stock options to be granted to the Executive hereunder.

                 "Permanent Disability" shall mean the Executive's inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 90 working days (excluding vacation) in any twelve consecutive month period as determined by the Board. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Board.

                 "Related Parties" shall mean with respect to any person (a) the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or





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persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

                 "Target Cash Flow Bonus" shall be as defined in Section
4(b)(ii).

                 "Termination of Employment" shall mean the first to occur of the following events:

                 (a)     the date of death of the Executive;

                 (b) the effective date specified in the Company's written notice to the Executive of the termination of his employment as a result of his Permanent Disability, which effective date shall not be earlier than the 91st working day (excluding vacation) following the commencement of the Executive's inability to perform his duties hereunder;

                 (c) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment without Cause;

                 (d) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment for Cause;

                 (e) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment for Good Reason;

                 (f) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment without Good Reason; and

                 (g) the date the Executive's employment terminates pursuant to Section 2.

                 "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause.





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2.       EMPLOYMENT

                 The Company agrees to continue the employment of the Executive, and the Executive agrees to continue to provide services to the Company from the date of this Agreement until either

                 (a) the close of business on the fifth anniversary of the Effective Date (the "Initial Termination Date"), or

                 (b) if the Executive gives notice to such effect to the Company no later than 60 days prior to the Initial Termination Date, the close of business on the tenth anniversary of the Effective Date, unless the Executive's employment is earlier terminated pursuant to a Termination of Employment. The Executive will serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.

3.       DUTIES

                 (a) During the Employment Term, and while serving as President and Chief Executive Officer of the Company, the Executive shall have such authority and duties as are customary in such position, and shall perform such other services and duties as the Board may from time to time designate consistent with such position. During the Employment Term, the Company shall also nominate the Executive to serve as a member of the Board and upon such nomination Executive shall agree to so serve.

                 (b) The Executive shall report solely to the Board. All senior officers of the Company shall report, directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of the other senior officers of the Company, and shall from time to time advise the Board of his recommendations for any





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adjustments to the salaries of and bonus payments to such officers.  The
Executive shall be responsible for, and, subject to discussion with and ratification by the Board, have the authority to enter into, employment contracts on behalf of the Company with other executives of the Company.

                 (c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

                         (i)      serving as a director of, or member of a
committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

                         (ii)     serving as a director of, or member of a
committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future, provided, that except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.

4.       COMPENSATION AND BENEFITS

                 (a) Base Compensation. During the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, Base Salary at the annual rate of One Million Dollars ($1,000,000) for the first Contract Year; and for each subsequent Contract Year an amount equal to the product of

                         (i)      the Base Salary for the immediately preceding
Contract Year and





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                         (ii)     the ratio of the Consumer Price Index for
the last complete calendar month in such preceding Contract Year to the Consumer Price Index for the same month in the year preceding such preceding Contract Year.

                 (b) Annual Incentive Bonus. The Executive shall be entitled to an Annual Bonus for each calendar year on the last day of which he is employed hereunder and also for the calendar year, if any, in which this contract expires pursuant to Sections 2(a) or (b). Such Annual Bonus for any such calendar year shall be equal to the sum of the Budgeted Cash Flow Bonus and the Target Cash Flow Bonus, each as defined below, but in no event more than the product of Three Million Dollars ($3,000,000) and the fraction of such calendar year contained within the Employment Term.

                         (i)      The Budgeted Cash Flow Bonus for an
accounting period shall be determined on the basis of the ratio of the Broadcast Cash Flow to the Budgeted Cash Flow (the "Cash Flow Ratio") for such period, rounded to the nearest one-hundredth, and shall be equal to the product of the fraction of a calendar year contained within such accounting period and:

                                  (A)     if the Cash Flow Ratio is less than
                 .85, then $0;

                                  (B)     if the Cash Flow Ratio is greater
                 than .84 but less than 1.00, then the product of Ten Million Dollars ($10,000,000) and the excess of the Cash Flow Ratio over .84;

                                  (C)     if the Cash Flow Ratio is greater
                 than .99, but less than 1.15, then One Million Five Hundred Thousand Dollars ($1,500,000) plus the product of Four Million Dollars ($4,000,000) and the excess of the Cash Flow Ratio over 0.99; and





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                                  (D)     if the Cash Flow Ratio is greater
                 than 1.14, then Two Million One Hundred Forty Thousand Dollars ($2,140,000).

                         (ii)     The Target Cash Flow Bonus for an accounting
period shall be equal to the product of the fraction of a calendar year contained within such accounting period and the lesser of (A) seven and one-half percent (7.5%) of the excess, if any, of Broadcast Cash Flow for such accounting period over the Broadcast Cash Flow Target for such accounting period, and (B) Two Million Dollars ($2,000,000).

The Executive's Annual Bonus earned with respect to each calendar year shall be paid at the same time as annual incentive bonuses with respect to that calendar year are paid to other senior executives of the Company generally, but in no event later than March 31 of the following calendar year.

                 (c)     Stock Options.

                         (i)      On the Effective Date and each of the first
four anniversaries thereof on which the Executive remains employed hereunder the Executive shall be granted an Option to purchase 100,000 shares of Common Stock. In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason prior to the Initial Termination Date, the Executive shall be granted, as of the date of such Termination of Employment, a number of Options equal to 500,000 minus the number of Options granted pursuant to the immediately preceding sentence. If the Employment Term continues beyond the Initial Termination Date, the Compensation Committee shall have discretion to grant additional Options to Executive with respect to such additional employment.





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                         (ii)     In recognition of the Executive's rights
under Section 4(c)(i) of his existing Employment Agreement, on the Effective Date the Company shall grant the Executive an Option to purchase 150,000 shares of Common Stock.

                         (iii)    All Options described in paragraphs (i) and
(ii) shall be granted subject to the following terms and conditions: (A) the Options shall be granted under and subject to the Option Plan; (B) the exercise price of the Options shall be the last reported sale price of the Common Stock on the Nasdaq National Market (or other principal trading market for the Common Stock) at the close of the trading day immediately preceding the date as of which the grant is made; (C) each Option shall be vested on the date of grant;
(D) each Option shall be exercisable for the ten year period following the date of grant subject, however, to such approval by the shareholders of the Company as is sufficient to satisfy the requirements for listing of the common stock of Chancellor Media Corporation on the Nasdaq National Market System; and (E) each Option shall be evidenced by, and subject to, an Option Agreement.

                         (iv)     The Option Agreements shall specify that the
Options shall remain exercisable for the periods described in paragraph (iii) above notwithstanding any Termination of Employment.

                 (d) Vacation. During each complete twelve month period of the Employment Term, the Executive shall be entitled to no fewer than four weeks of paid vacation (unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks of paid vacation under the Company's generally applicable vacation policy, as determined by the Compensation Committee).

                 (e) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all





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incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

                 (f) Company Payment of Health Benefit Coverage. During the Employment Term, the Company shall pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

                 (g) Life Insurance Policy. In addition to the insurance coverage contemplated by Section 4(e), during the Employment Term the Company shall maintain in effect term life insurance coverage for the Executive with a death benefit of at least Five Hundred Thousand Dollars ($500,000), subject to the Executive's insurability at standard rates and with the beneficiary or beneficiaries thereof designated by the Executive. Notwithstanding Section 10 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary designated by the Executive.

                 (h)     Automobile and Parking Allowance; Other Benefits.

                         (i)      During the Employment Term, the Company
shall either provide the Executive with, or pay or reimburse the Executive for
(A) his purchase or lease of an automobile of the size and class of the Executive's current Company-provided automobile; and (B) parking space at the Company's corporate office maintained in Irving, Texas.

                         (ii)     During the Employment Term, the Company
shall provide the Executive with, or pay or reimburse the Executive for, the cost incurred for membership of the





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Executive and his spouse and dependent family members in the athletic club of
Executive's choosing and in the country club of Executive's choosing.

5.       REIMBURSEMENT OF EXPENSES

                 In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company.

6.       TERMINATION BENEFITS

                 (a) Upon the termination of the Executive's employment with the Company for any reason, the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative), any Annual Bonus earned but not yet paid with respect to the preceding calendar year, all benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and, not later than 90 days after such termination, in a lump sum, all Base Salary earned through the date of such termination. The Executive shall be entitled to the payments and benefits described below only as each is applicable to such termination of employment.

                 (b) In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of expiration or non-renewal of this Agreement), and subject to this subsection (b), the Company shall make a one-time cash payment to the Executive in a gross amount such that the net payments retained by Executive after payment of any Excise Tax with respect to such payment shall equal Twenty Million Dollars ($20,000,000). Such payment shall be made at the time of





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any such termination without Cause or within 30 days of any such resignation for Good Reason. Such payment shall be in full satisfaction of all obligations of the Company to Executive hereunder (other than those obligations set forth in subsection (a)) and shall be conditioned on Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                 (c) In the event that the Executive's employment is terminated by reason of expiration or non-renewal of this Agreement the Company shall make a one time cash payment to the Executive equal to two times the amount of his annual Base Salary payable for the Contract Year ending on (or in which falls) the date of Termination of Employment. Such payment shall be made at the time of such Termination of Employment. Such payment shall be in full satisfaction of all obligations of the Company to Executive hereunder (other than those obligations set forth in subsection (a)) and shall be conditioned on Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                 (d) In the event of any Termination of Employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self- employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

7.       REGISTRATION RIGHTS

                 The Company and the Executive shall enter into a Registration Rights Agreement providing for the Executive to have registration rights with respect to all common stock of the Company acquired by the Executive at any time which rights are no less favorable to Executive





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than the rights held by Hicks, Muse, Tate & Furst Incorporated and its affiliates with respect to common stock of Chancellor immediately prior to the Merger.

8.       PROTECTED INFORMATION; PROHIBITED SOLICITATION

                 (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas and formatting and programming concepts and plans, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not to disclose such information unless required to do so by subpoena or other legal process. No information otherwise in the public domain (other than by an act of Executive in violation hereof) shall be considered confidential. The Executive agrees that all memoranda, notices, files, records and other documents concerning the business of the Company, made or compiled by the Executive during the period of his employment or made available to him, shall be the Company's property and shall be delivered to the Company upon its request therefor and in any event upon the termination of the Executive's employment with the Company, provided, however, that the Executive shall be permitted to retain copies of personal correspondence generated or received by him during the Employment Term, subject to the use restrictions of this Section 8(a).





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                 (b)     The Executive hereby agrees, in consideration of his
employment hereunder and in view of the confidential position to be held by the Executive hereunder, that after any Termination of Employment, and through the Initial Termination Date (or, if the Executive gives the notice described in Section 2(b), the tenth anniversary of the Effective Date) the Executive will not directly or indirectly

                         (i)      be employed by or perform activities on
behalf of, or have an ownership interest in, any radio broadcasting station serving the same "Area of Dominant Influence" (as reported by Arbitron) as any of the radio broadcasting stations owned by the Company or its subsidiaries or affiliates or the subsidiaries or affiliates of the Company's direct or indirect stockholders (collectively the "Protected Companies"), at the effective time of such Termination of Employment (other than beneficial ownership of up to five percent (5%) of the outstanding voting stock of a publicly traded company that owns such a competitor); or

                         (ii)     induce any employee of any of the Protected
Companies to terminate such employment or to become employed by any other radio broadcasting station.

                 (c) The restrictions in this Section 8 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                 (d) The parties hereby acknowledge that the restrictions in this Section 8 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Protected Companies from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this
Section 8 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to





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be reasonable under the circumstances.  Each provision, paragraph and subparagraph of this Section 8 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. The Executive acknowledges that the Protected Companies operate in major and medium sized markets throughout the United States and that the effect of subsection 8(b) may be to prevent him from working in the radio business after his termination of employment hereunder.

9.       INJUNCTIVE RELIEF

                 The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 8 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section 9 shall survive the Employment Term.

10.      PARTIES BENEFITED; ASSIGNMENTS

                 This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and Los Angeles and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

11.      NOTICES

                 Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify





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in writing for the purpose in a notice given to the other parties in compliance with this Section 11.  Notices shall be deemed given when received.

12.      GOVERNING LAW

                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

13.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                 The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers ("Directors and Officers Insurance") against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employment Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the Executive by the Directors and





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Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

14.      REPRESENTATIONS AND WARRANTIES OF EXECUTIVE

                 Executive represents and warrants to Company that (a) Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder, and (b) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

15.      DISPUTES

                 Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the city of the Company's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay the costs and expenses of such arbitration but shall only pay the fees of the Executive's counsel and experts if the finder of fact determines that the Executive is the prevailing party in such arbitration.

16.      FACILITY OF PAYMENT

                 All cash payments to be made by the Company to or on behalf of the Executive hereunder shall be an obligation of and made by Los Angeles.





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17.      PRIOR EMPLOYMENT AGREEMENT

                 Except as specifically described herein, all of Executive's and Company's rights and obligations under the prior Employment Agreement are extinguished upon the effectiveness of this Agreement.

18.      MISCELLANEOUS

                 The provisions of this Agreement shall survive the termination of the Executive's employment with the Company. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

                 IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                                      Evergreen Media Corporation



                                      By:
                                         ------------------------------------
                                      By:      Matthew E. Devine
                                      Title:   Chief Financial Officer


                                      Evergreen Media Corporation of Los Angeles



                                      By:
                                          ------------------------------------
                                      By:      Matthew E. Devine
                                      Title:   Chief Financial Officer




                                      ----------------------------------------
                                      Scott K. Ginsburg





                                       22